Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact
Press Contact
Shirley Stacy
Shannon Mangum Henderson
Align Technology, Inc.
Ethos Communication, Inc.
(408) 470-1150
(678) 261-7803
sstacy@aligntech.com
align@ethoscommunication.com

ALIGN TECHNOLOGY FILES PATENT INFRINGEMENT AND FALSE ADVERTISING LAWSUIT AGAINST SMILECARECLUB, SHARPER IMAGE, AND BROOKSTONE

SAN JOSE, Calif., October 22,  2015 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that it has filed a lawsuit in the United States District Court for the Northern District of California against SmileCareClub LLC ("SmileCareClub"), Camelot SI, LLC d/b/a SharperImage.com ("Sharper Image"), and Brookstone, Inc. ("Brookstone") for patent infringement, false advertising, and unfair competition.

In the lawsuit, Align asserts that SmileCareClub infringes fourteen Align patents related to the manufacture and sale of SmileCareClub's clear aligners, and that Sharper Image and Brookstone infringe fourteen Align patents by marketing and selling the SmileCareClub system.  The Complaint further alleges that SmileCareClub, Sharper Image, and Brookstone deliberately deceive and confuse patients and unfairly compete with Align in violation of California and federal law by making false and unsupported claims regarding the safety and effectiveness of SmileCareClub's products which are offered without any direct in-person contact with a dental professional.

"Doctors play a necessary and integral role in any orthodontic treatment process, starting with a diagnosis and treatment prescription based on an in-person examination of the patient.  This critical role continues with in-person consultations throughout treatment as the doctor monitors the patient's dental health and treatment progress.   The SmileCareClub do-it-at-home system lacks this critical oversight and entirely eliminates the doctor's role in treatment.  It instead replaces the doctor with an unknown email address and no actual patient contact, thus impairing the ability to accurately diagnose and care for the patient during treatment," said Roger E. George, Align Technology vice president and general counsel.

"Not only have SmileCareClub and its retailers attempted to deceive the public regarding the safety and effectiveness of its product when used without adequate supervision by a dental professional, but they also sell a product that infringes Align's patents," said Mr. George.  "We believe that SmileCareClub is working with ClearCorrect to manufacture clear aligners that infringe Align's patents and we anticipate that additional information regarding this relationship will come to light during discovery.  The ITC administrative law judge and the International Trade Commission itself have already found that ClearCorrect aligners infringe Align's valid patents. We are confident of our ultimate victory in the ClearCorrect matter, and we will continue to assert and defend our intellectual property rights against attempts by SmileCareClub, ClearCorrect, or any other company attempting to manufacture or sell an infringing product."

The patents-in-suit include those listed below and cover a wide range of Align's processes, including those related to orthodontic treatment planning for aligner therapy and the manufacture of aligners:

•	U.S. Patent No. 5,975,893 ("the '893 patent")
•	U.S. Patent No. 6,217,325 ("the '325 patent")
•	U.S. Patent No. 6,227,850 ("the '850 patent")
•	U.S. Patent No. 6,450,807 ("the '807 patent")
•	U.S. Patent No. 6,471,511 ("the '511 patent")
•	U.S. Patent No. 6,602,070 ("the '070 patent")
•	U.S. Patent No. 6,626,666 ("the '666 patent")
•	U.S. Patent No. 6,629,840 ("the '840 patent")
•	U.S. Patent No. 6,699,037 ("the '037 patent")
•	U.S. Patent No. 6,722,880 ("the '880 patent")
•	U.S. Patent No. 7,134,874 ("the '874 patent")
•	U.S. Patent No. 7,578,674 ("the '674 patent")
•	U.S. Patent No. 8,070,487 ("the '487 patent")
•	U.S. Patent No. 8,780,106 ("the '106 patent")

About Align Technology, Inc.

Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.